Exhibit 99.3
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
The accompanying unaudited pro forma combined financial statements present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of Questcor Pharmaceuticals, Inc. ("Questcor") and BioVectra Inc. ("BioVectra"), after giving effect to the BioVectra acquisition and adjustments described in the following footnotes, and are intended to reflect the impact of these acquisitions on Questcor. Unlike Exhibit 99.1 and 99.2, which are presented in Canadian dollars, this exhibit is presenting in US dollars.
The unaudited pro forma combined balance sheet reflects the acquisitions of BioVectra as if it had been consummated on December 31, 2012 and includes pro forma adjustments for preliminary valuations of certain tangible and intangible assets by Questcor management. These adjustments are subject to further revision, including due to intangible asset valuations.
The unaudited pro forma combined statement of operations and comprehensive income for the year ended December 31, 2012 combines Questcor's historical results for the year ended December 31, 2012 with BioVectra's historical results for the year ended November 30, 2012.
The accompanying unaudited pro forma combined financial statements are presented for illustrative purposes only and do not give effect to any potential operational efficiencies, asset dispositions, cost savings or economies of scale that Questcor may achieve with respect to the combined operations. Additionally, the pro forma statements of operations do not include non-recurring charges or credits and the related tax effects which result directly from the transactions. Further, certain reclassifications have been made to BioVectra’s historical financial statements presented herein to conform to Questcor's historical presentation.
Pro forma adjustments are necessary to reflect the estimated purchase price, amounts related to BioVectra’s net tangible and intangible assets at an amount equal to the preliminary estimate of their fair values, along with the amortization expense related to the estimated identifiable intangible assets, changes in depreciation and amortization expense resulting from the estimated fair value adjustments to net tangible assets and to reflect the income tax effect related to the pro forma adjustments. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the acquisitions, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results.
The unaudited pro forma combined financial statements are based on the estimates and assumptions set forth in the notes to such statements, which are preliminary and have been made solely for the purposes of developing such pro forma information. The unaudited pro forma combined financial statements are not necessarily indicative of the operating results or financial position that would have been achieved had the acquisitions been consummated as of the dates indicated, or that may be achieved in the future. While some reclassifications of prior periods have been included in the unaudited pro forma combined financial statements, further reclassifications may be necessary.
The unaudited pro forma combined financial statements were prepared using the acquisition method of accounting, with Questcor treated as the acquiring entity. Accordingly, consideration paid by Questcor related to the acquisition of BioVectra will be allocated to BioVectra’s respective assets and liabilities, based on their estimated values as of the date of completion of their acquisition. The allocation is dependent upon certain valuations and other studies by Questcor management that have not been finalized. A final determination of the fair value of BioVectra’s respective assets and liabilities will be based on the actual net tangible and intangible assets of BioVectra that exist as of the date of completion of their acquisition. Accordingly, the pro forma purchase price adjustments are preliminary and subject to further adjustment as additional information becomes available upon completion of the determinations described above. Increases or decreases in the fair value of relevant balance sheet amounts will result in adjustments to the balance sheet and/or statements of operations. There can be no assurance that the final determination will not result in material changes from these preliminary amounts.
The unaudited pro forma combined financial information should be read in conjunction with Questcor Pharmaceuticals, Inc. audited financial statements for the year ended December 31, 2012 included in its Form 10-K filed on February 27, 2013.

QUESTCOR PHARMACEUTICALS, INC.
UNAUDITED PRO FORMA COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2012
(in thousands)

	Questcor	BioVectra	BioVectra Pro Forma Acquisition Adjustments	Notes	Questcor Pro Forma Combined as Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$80,608	$4,570	$(50,340)	(1)	$34,838
Short-term investments	74,705	—	—		74,705
Total cash, cash equivalents and short-term investments	155,313	4,570	(50,340)		109,543
Accounts receivable, net	61,417	6,016	(574)	(9)	66,859
Inventories, net	9,909	10,999	780	(1), (2)	21,688
Prepaid income taxes	—	—	—		—
Prepaid expenses and other current assets	4,900	1,059	—		5,959
Deferred tax assets	5,737	—	141	(1)	5,878
Total current assets	237,276	22,644	(49,993)		209,927
Property and equipment, net	2,073	27,523	7,714	(1)	37,310
Purchased technology, net	1,493	—	—		1,493
Deposits and other assets	70	1,708	—		1,778
Goodwill	—	—	19,450	(1)	19,450
Intangibles	—	59	38,057	(1), (3)	38,116
Deferred tax assets	11,519	—	—	(1)	11,519
Total assets	$252,431	$51,934	$15,228		$319,593
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$13,069	$2,206	$(422)	(9), (12)	$14,853
Accrued compensation	21,300	—	—		21,300
Sales-related reserves	37,376	—	—		37,376
Income taxes payable	7,360	—	—		7,360
Current portion of long-term debt	—	1,716	—	(10)	1,716
Other accrued liabilities	11,294	1,752	—		13,046
Total current liabilities	90,399	5,674	(422)		95,651
Lease termination, deferred rent and other non-current liabilities	203	2,142	—		2,345
Non current deferred tax liability	—	—	12,610	(1)	12,610
Earn-out liability	—	—	30,398	(1)	30,398
Long-term debt	—	16,912	—	(10)	16,912
Total liabilities	90,602	24,728	42,586		157,916
Commitments and contingencies
Shareholders’ equity:
Preferred stock	—	—	—		—
Common stock	15,938	12,335	(12,335)	(1)	15,938
Retained earnings	145,851	14,871	(15,023)	(1)	145,699
Accumulated other comprehensive income	40	—	—		40
Total shareholders’ equity	161,829	27,206	(27,358)	(7)	161,677
Total liabilities and shareholders’ equity	$252,431	$51,934	$15,228		$319,593

QUESTCOR PHARMACEUTICALS, INC.
UNAUDITED PRO FORMA COMBINED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE YEAR ENDED DECEMBER 31, 2012
(in thousands, expect per share data)

	Questcor	BioVectra	BioVectra Pro Forma Acquisition Adjustments	Notes	Questcor Pro Forma Combined as Adjusted
Net sales	$509,292	$31,288	$(2,210)	(8)	$538,370
Cost of sales (exclusive of amortization of purchased technology)	28,555	18,695	(520)	(2), (8)	46,730
Gross profit	480,737	12,593	(1,690)		491,640
Operating expenses:
Selling and marketing	114,139	1,496	148	(11)	115,783
General and administrative	33,596	3,058	(502)	(6), (11)	36,152
Research and development	34,269	1,425	738	(11)	36,432
Depreciation and amortization	1,219	123	3,976	(5)	5,318
Impairment of goodwill and intangibles	987	—	—		987
Total operating expenses	184,210	6,102	4,360		194,672
Income from operations	296,527	6,491	(6,050)		296,968
Other income:
Interest and other income, net	703	(461)	—		242
Total other income	703	(461)	—		242
Income before income taxes	297,230	6,030	(6,050)		297,210
Income tax expense	99,555	563	(2,345)	(4)	97,773
Net income	$197,675	$5,467	$(3,705)		$199,437
Change in unrealized gains or losses on available-for-sale securities, net of related tax effects.	76	—	—		76
Comprehensive Income	$197,751	$5,467	$(3,705)		$199,513

Net income per share applicable to common shareholders:
Basic	$3.28	$—	$—		$3.31
Diluted	$3.14	$—	$—		$3.16
Shares used in computing net income per share applicable to common shareholders:
Basic	60,243	—	—		60,243
Diluted	63,045	—	—		63,045
Dividends declared per common share	$0.40	$—	$—		$0.40

NOTES TO THE UNAUDITED PRO FORM COMBINED FINANCIAL STATEMENTS

1.
These adjustments reflect the estimated value of consideration paid by Questcor for the BioVectra acquisition and to reflect the estimated fair value of assets and liabilities for the BioVectra acquisition as of December 31, 2012, in accordance with the acquisition method of accounting. The following table reflects the preliminary allocation of the total purchase price of BioVectra to the assets acquired and the liabilities assumed based on the preliminary estimates of fair value (in thousands):

Purchase Price (i):
Cash consideration paid to BioVectra shareholders	$50,340
Fair value of earn-out liability	30,398
Total purchase price	80,738
Estimated Fair Value of Liabilities Assumed:
Current liabilities	5,674
Non current liabilities, excluding long-term debt	2,142
Non current deferred tax liability(iii)	12,610
Long-term debt	16,912
Amount attributable to liabilities assumed	$37,338
Total purchase price plus liabilities assumed	$118,076
Estimated Fair Value of Assets Acquired:
Current assets excluding inventory	11,645
Inventory (ii)	11,779
Property and equipment	35,237
Other non-current assets	1,708
Current deferred tax asset (iii)	141
Intangibles (iv)	38,116
Amount attributable to assets acquired	$98,626
Goodwill (v)	$19,450

i.
Based on the terms of the Share Purchase Agreement, consideration paid by Questcor at closing consisted of C$50.0 million (translated to $50.3 million USD using the spot rate at November 30, 2012) in cash and a series of potential earn out payments with a present value of $30.4 million at November 30, 2012. The series of earn out milestone payments are tied to the future performance of BioVectra and can be up to a maximum of an additional C$50.0 million. The earn out liability is a function of what will most likely be paid, using various probability assumptions, and present valued to the acquisition date.

ii.
As of the effective time of the acquisition, inventories are required to be measured at fair value. The estimated step-up is preliminary and could vary materially from the actual step-up calculated after closing. For purposes of the unaudited pro forma combined financial statements, Questcor estimated the fair value of inventory based on estimated percentage of completion of work-in-progress inventory and selling costs left to incur.

iii.
Questcor received carryover tax basis in BioVectra's assets and liabilities because the acquisition was not a taxable transaction under the IRS code. Based on the preliminary purchase price allocation, a step-up in financial reporting carrying value related to the inventory and the intangible assets acquired from BioVectra is expected to result in a Questcor deferred tax asset of approximately $0.1 million and a deferred tax liability of approximately $12.6 million.

iv.
As of the effective time of the acquisition, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma combined financial statements, it is assumed that all assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets, but it is not assumed that any market participant synergies will be achieved. The consideration of synergies has been excluded because they are not considered to be factually supportable, which is a required condition for these pro forma adjustments.

The fair value of identifiable intangible assets is determined primarily using the "income method," which starts with a forecast of all the expected future net cash flows. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include: the amount and timing of projected future cash flows (including revenue, cost of sales, research and development costs, sales and marketing expenses, capital expenditures and working capital requirements) as well as estimated contributory asset charges; the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset's life cycle and the competitive trends impacting the asset, among other factors.

v.
Goodwill is calculated as the difference between the acquisition fair value of the consideration expected to be transferred and the values assigned to the assets acquired and the liabilities assumed. Goodwill is not amortized but tested for impairment on an annual basis or when indications for impairment exists.

2.
To adjust acquired inventory to an estimate of fair value. Questcor's cost of sales will reflect the increased valuation of BioVectra's inventory as the acquired inventory is sold, which for purposes of these unaudited pro forma combined financial statements is assumed will occur within the first year post-acquisition.

3.	To adjust intangible assets acquired from BioVectra to an estimate of fair value, as follows (in thousands):

Estimated fair value of customer relationship	$29,961
Estimated fair value of trademarks	8,155
Total	$38,116

4.
To adjust the income tax provision for the estimated effects of combining Questcor's and BioVectra's operations and pre-tax pro forma adjustments (which were adjusted for income taxes using the statutory income tax rate of 35%).

5.
To adjust depreciation expense of the incremental fair value assigned to property and equipment and amortization expense of intangible assets of BioVectra as a result of the estimated fair value recorded at acquisition date. For amortization of intangibles, Questcor reversed historical amortization expense recorded in depreciation and amortization expense and recorded amortization expense of intangible assets at estimated fair value recorded in depreciation and amortization expense. The average estimated remaining useful life assigned to property and equipment, for purposes of these unaudited pro forma combined financial statements, is 10 years. The intangible associated with customer relationships is divided between contracted customers and non-contracted customers. The estimated useful life assigned to the contracted customer relationship intangible and the non-contracted customer relationship intangible is 10 years and 8 years, respectively. Customer relationships will be amortized on an accelerated basis over their useful lives.

6.	To reverse $650,000 of transaction cost recorded by Questcor related to the BioVectra acquisition as of December 31, 2012 as the cost is non-recurring in nature.

7.	Pro forma adjustments to certain components of stockholders’ equity are as follows (in thousands):

Elimination of BioVectra's historical retained earnings	$(14,871)
Elimination of BioVectra's historical capital stock	(12,335)
Recording of accrual to capture additional transaction costs	(152)
Total	$(27,358)

8.	To eliminate intercompany sales and related cost of sales between Questcor and BioVectra for the twelve months ended November 30, 2012.

9.	To eliminate intercompany receivable and payable between Questcor and BioVectra for the twelve months ended November 30, 2012.

10.
Long-term debt includes: (1) 3.3% term loan, due April 2013 (lender has provided a letter indicating it will not demand payment prior to January 1, 2014; therefore, the long-term debt has not been classified as a current liability), payable in monthly installments of $49,466 including principal and interest and (2) 4% term loan, due February 2022, payable in quarterly installments of $450,743 including principal and interest. As it relates to the 4% term loan, BioVectra entered into a supply agreement with a customer to supply a pharmaceutical product for a period of ten years. As required in the agreement, BioVectra was required to finance and construct a facility for the manufacturing of the pharmaceutical product. BioVectra entered into a term loan agreement with Prince Edward Island Century 2000

Fund, Inc. to finance $14.8 million of the construction cost of the facility. Under the supply agreement, the customer agreed to reimburse BioVectra for the quarterly financing payments of $450,743 during the term of the ten year loan.

11.
To record annual compensation expense related to the BV Employee Share Ownership Trust included in the Share Purchase Agreement entered into between BioVectra and certain of its employees who may share in a portion of the earn-out payments, otherwise payable to the selling shareholders, should the earn-out exceed certain thresholds.

12.	To record an accrual of $152,000 of transaction costs recorded by Questcor related to the BioVectra acquisition.